Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Announces the Appointment of Alejandro Bernal to Its Board of Directors and Declares Quarterly Dividend

TEANECK, NJ, February 6, 2023 (Business Wire) -- The Board of Directors of Phibro Animal Health Corporation (Nasdaq: PAHC) today announced the appointment of Alejandro Bernal, DVM, MS, MBA, as a Class III director of the Company, effective immediately. Mr. Bernal will be an independent director. His appointment fills a current vacancy and increases Board membership to nine directors, 6 of whom are independent directors.

Mr. Bernal recently became Chief Executive Officer of PetDx® – The Liquid Biopsy Company for Pets™, a company based in San Diego, CA, and focused on early detection of cancer using Next Generation Sequencing (NGS) technology. Prior to joining PetDx, Mr. Bernal was the President for Mars Veterinary Health International and Global Diagnostics, a global leader in pet food and veterinary health services, from March 2018 to December 2022. While at Mars, he was responsible for establishing and operating a network of over 600 veterinary hospitals outside North America and for Antech, a veterinary diagnostics company with over 70 reference labs in the US, Europe and Asia. Prior to Mars, Mr. Bernal worked 17 years for Zoetis (formerly Pfizer Animal Health), and was a member of the Executive Team for 10 years. Mr. Bernal holds a Doctorate in veterinary medicine from Universidad de Caldas (Colombia), a Master’s Degree in Physiology from Texas A&M University (USA), and a Master of Business Administration from Universidad de los Andes (Colombia) and Manchester Business School (UK). Mr. Bernal is qualified to serve on our Board of Directors due to his extensive management and leadership experience in all facets of the animal health industry, including in corporate strategy and business development.

“We are very much looking forward to working with Alejandro. With his deep industry experience, particularly in the companion animal field, Alejandro will be an excellent addition to our Board of Directors,” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer.

The Board of Directors today also declared a quarterly cash dividend of $0.12 per share on its Class A common stock and Class B common stock, payable on March 22, 2023, to stockholders of record at the close of business on March 1, 2023.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians, and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contact:

Damian Finio

Chief Financial Officer, Phibro Animal Health Corporation

+1-201-329-7300

Or

investor.relations@pahc.com